EXHIBIT 10.10

EMPLOYMENT AGREEMENT

    THIS EMPLOYMENT AGREEMENT (this "Agreement") is entered into as of March 9, 2000 (the "Effective Date"), by and between K*TEC Electronics Corporation, a Delaware corporation (the "Company"), and Raymond M. Gibbons ("Employee").

WITNESSETH

    WHEREAS, the Company desires to retain Employee to provide services to the Company and the Employee desires to provide services to the Company upon the terms and conditions hereinafter set forth; and

    WHEREAS, the Company desires to entrust Employee with access to certain Confidential Information (as hereinafter defined), including, without limitation, information concerning the Company's business and the relationships between the Company and their respective customers, but only if Employee agrees and covenants not to use or disclose such Confidential Information in competition with the Company; and

    WHEREAS, Employee recognizes that the Company will not entrust such Confidential Information to him unless he agrees to the terms of this Agreement;

    WHEREAS, the Company and Employee recognize that the agreements and covenants contained in this Agreement are essential to protect the business of the Company and its Confidential Information.

AGREEMENT

    NOW, THEREFORE, in consideration of the mutual covenants and premises contained herein, the parties hereto, each intending to be legally bound hereby, agree as follows:

    1.  Employment.  Upon the terms and subject to the conditions contained in this Agreement, the Company hereby employs Employee, and Employee hereby accepts such employment, upon such terms and subject to such conditions.

    2.  Duties and Authority.

      2.1  Duties of Employee.  During the term of this Agreement, Employee will serve in such position(s) at the Company or its Affiliates as may from time to time be assigned to him by the executive officers of the Company ("Executive Officers") or the Board of Directors of the Company (the "Board") and will faithfully and to the best of his ability perform such duties in each such position as are determined and directed by the Executive Officers or Board, or as are necessary, in the reasonable judgment of Employee, to carry out his duties. The term "Affiliate" means any person or entity that directly controls, is controlled by, or is under common control with the Company or any Affiliate of the Company (and "control" means possession, directly or indirectly, of power to direct or cause the direction of management or policies, whether through ownership of voting securities or otherwise).

      2.2  Time and Attention to Services.  Employee will devote substantially all of his time and attention to the performance of his duties to the Company and its Affiliates during the term of his employment under this Agreement. The Company, however, recognizes that Employee may be engaged in other nonconflicting passive business investments and in community activities unrelated to his duties under this Agreement that will require some portion of his time, and the Company hereby consents to Employee's attention to such other activities so long as such activities do not hinder Employee's ability to perform his duties under this Agreement and do not represent a conflict of interest in contravention of the agreements set forth in Section 11.

      2.3  Access to Confidential Information.  The Company agrees to provide Employee with access to the Confidential Information (as defined in Section 8.2(a) below) and with any specialized training necessary to enable Employee to perform the duties assigned to him by the Company pursuant to this Agreement.

    3.  Term and Termination.

      3.1  Term.  Employee's employment under this Agreement is effective as of the Effective Date and will continue in effect until the second anniversary of the Effective Date, unless Employee's services are terminated in accordance with Section 3.2. After two years after the Effective Date, this Agreement shall automatically be extended until terminated by the Company or Employee by written notice to the other party. After two years after the Effective Date, either party may terminate this Agreement without terminating Employee's employment by the Company.

      3.2  Termination of Employment.  Employee's services under this Agreement may be terminated prior to the second anniversary of the Effective Date, as follows:

        (a)  Termination by Mutual Consent.  This Agreement may be terminated at any time by the written mutual consent of the Company and Employee.

        (b)  Termination by the Company for Cause.  Employee's employment hereunder may be terminated by the Company at any time for Cause by the delivery to Employee of a written notice of termination stating the effective date of termination and the basis upon which this Agreement is being terminated. In the event of a termination for Cause hereunder, Employee will be entitled to such Base Salary (as hereinafter defined), benefits and other payments, if any, as have accrued under this Agreement through the effective date of termination (but excluding any bonus, even if earned or accrued, not yet paid by the Company) but will not be entitled to any other salary, benefits or other compensation after such date other than such benefits as are required to be extended by law.

    As used in this Agreement, the term "Cause" means (i) the substantial inability of or failure by Employee to perform his duties under this Agreement (other than by reason of illness, injury or incapacity), including without limitation, Employee's failure to meet established target and/or plan expectations; (ii) a material act by the Employee, involving the Company or its Affiliates, of dishonesty or breach of fiduciary duty involving personal profit, willful violation or allegation of violation of any criminal law involving moral turpitude, or action aiding or abetting a competitor, supplier, or customer of the Company or its Affiliates to the disadvantage of the Company or its Affiliates; (iii) substance or alcohol abuse by Employee that impairs his ability to perform his duties as determined by a physician retained by the Company, or the refusal of Employee to submit to an examination by any such physician; (iv) Employee's insubordination or disruptive influence; (v) Employee's commission of any act of fraud, misappropriation or other illegal act; (vi) Employee's willful and persistent failure or refusal to follow reasonable policies, directives, or orders established by the Company; (vii) Employee's commission of acts amounting to gross negligence or willful misconduct to the detriment of the Company or its Affiliates; or (viii) Employee's breach of any material covenant or agreement under this Agreement.

    Notwithstanding anything to the contrary herein, if Employee's employment with the Company is terminated solely for Cause specified in Section 3(b)(i), Employee will be entitled to receive as severance compensation six months Base Salary. At the Company's election, such severance compensation may be paid, subject to applicable withholding requirements, in a lump-sum cash payment on or prior to the effective date of the termination or in installments in accordance with the Company's regular payroll practices.

        (c)  Termination by the Company without Cause.  Employee's employment hereunder may be terminated by the Company at any time without Cause by the delivery to Employee by the Company of a written notice of termination. Upon such termination, Employee will be paid such Base Salary, benefits and any other payments, if any, as have accrued under this Agreement through the effective date of termination, including any bonus relating to any previously completed fiscal year that has been earned by Employee but not yet paid by the Company and any earned bonus in respect of the fiscal year in which Employee's employment is terminated. For the purposes of this Section 3.2(c) , the amount of earned bonus for the fiscal year in which Employee's employment is terminated shall be determined by annualizing Employee's or the Company's performance through the effective date of Employee's termination on a straight-line basis for the balance of the Company's fiscal year, and if the annualized performance is at or above the performance bonus target for the fiscal year, the Company will pay Employee a bonus based on the annualized performance, but pro-rated for the portion of the fiscal year Employee was employed by the Company prior to the effective date of termination. In addition, if Employee's employment is terminated without Cause as provided in this Section 3.2(c), Employee shall be entitled to receive as severance compensation one year's Base Salary. At the Company's election, such severance compensation may be paid, subject to applicable withholding requirements, in a lump-sum cash payment on or prior to the effective date of the termination or in installments in accordance with the Company's regular payroll practices.

        (d)  Termination Upon Death or Disability of Employee.  Upon a termination of Employee's employment hereunder due to his death or disability, Employee or his beneficiary as designated in writing to the Company (or his estate, if no such beneficiary has been designated) will be entitled to such Base Salary, benefits and other payments, if any, as have accrued under this Agreement through the effective date of termination (but excluding any bonus, even if earned or accrued, not yet paid by the Company).

    The term "disability" shall mean any physical or mental impairment or condition resulting from an injury or illness which shall render Employee incapable of performing the essential functions of his position with reasonable accommodation from the Company for 90 days out of any 120 day period.

        (e)  Termination by the Employee.  In the event the Employee resigns from or otherwise terminates employment with the Company, Employee will be entitled to such Base Salary, benefits and other payments, if any, as have accrued under this Agreement through the effective date of termination (but excluding any bonus, even if earned or accrued, not yet paid by the Company).

        (f)  Company's Offset Right.  The Company's obligations to perform hereunder shall be subject to offset (including through garnishment, withholding or reduction of wages or other compensation) for any counterclaim, recoupment, defense or other claim, right or action which the Company may have against the Employee.

      4.  Compensation.  In consideration for the performance of his duties under this Agreement, Employee will be paid a base annual salary of $220,000 ("Base Salary"), which shall be payable, less applicable withholding for federal and other required taxes, in monthly installments or otherwise in such manner as the salaries of other employees of the Company are paid in accordance with the Company's regular payroll practices. Any subsequent increase in the employment compensation shall be automatically incorporated into the terms of this Agreement.

      5.  Expenses.  Employee will be entitled to reimbursement for reasonable out-of-pocket expenses incurred by Employee that are directly attributable to the performance of Employee's duties under this Agreement. Employee will adhere to the Company's customary practices and procedures with respect to incurring out-of-pocket expenses and will present such expense statements, receipts, vouchers, or other evidence supporting expenses incurred by Employee as the Company may from time to time reasonably request.

      6.  Benefits.  During the term of his employment hereunder, Employee will be entitled to the benefits generally provided or made available to other similarly-positioned employees of the

  Company (subject, however, to (i) eligibility and (ii) modification or elimination in accordance with the Company's standard policies as in effect from time to time).

      7.  Covenant Not To Compete.  For a period commencing on the date hereof and ending on the first anniversary of the effective date of Employee's termination of employment from the Company (the "Non-Competition Period"), Employee shall not, unless acting in accordance with the Company's prior consent (which consent may be withheld in the Company's or its Affiliates sole and absolute discretion), directly or indirectly, own, manage, operate or control (whether through ownership of equity securities or otherwise) or participate in the ownership, management, financing, support, operation or control of, or be engaged as a director, officer, employer, employee, partner, consultant, or independent contractor with, or permit Employee's name to be used by or in connection with, any company or business organization which directly or indirectly engages in any Competitive Business (as defined below) anywhere in the forty-eight contiguous States of the United States of America. Notwithstanding the foregoing provisions of this Section 7, the Employee may own up to five percent (5%) of the outstanding shares of any company whose shares are publicly traded. Nothing herein shall prevent the Employee from engaging in a business that is not a Competitive Business or selling products to, purchasing products from or otherwise doing business with a Competitive Business.

    The term "Competitive Business" means any type of business that provides contract manufacturing, assembly or other services as conducted by the Company at any time before the execution of this Agreement, including, without limitation, the manufacture or assembly of electronic interconnect assemblies, printed circuit board assemblies, sheet metal fabrication, powder painting, plastic injection molding, specially fabricated battery power packs and final system integration (box build).

    Notwithstanding anything to the contrary herein, this Section 7 shall not apply in the event Employee's employment with the Company is terminated by the Company without Cause as set forth in Section 3.2(c) hereof.

    8.  No Disparagement; Confidentiality and Non-Disclosure.

      8.1  Detrimental Statements.  For so long as Employee provides services to the Company under this Agreement and for a period of 36 months thereafter (the "Non-Disparagement Period"), Employee will not, directly or indirectly, in any individual or representative capacity whatsoever, make any public statement, oral or written, which is or could be detrimental in any material respect to the goodwill of the Company or its Affiliates, its present or former principals, directors or officers or any of their Affiliates or which interferes in any material respect with the ability of the Company or any of its Affiliates to (i) market its products or services, (ii) to retain existing customer relationships or to obtain new customer relationships or (iii) to retain existing, or to hire or engage new, employees, consultants or independent contractors; provided, however, that truthful comments made in confidence and in good faith by Employee to a search firm representative or potential employer in connection with seeking new employment shall not be considered a breach of this Section 8.1.

      8.2  Confidentiality.

      (a) Employee recognizes and acknowledges that he has been, while employed by the Company, and will continue to be provided access to confidential information and trade secrets of the Company and its Affiliates, and other entities doing business with the Company and its Affiliates relating to research, development, manufacturing, marketing, financial and other business-related activities, including without limitation, access to information regarding the upgrading of current Company services and products and the development of new services or products, and Employee may discover, conceive, perfect or develop, solely or jointly with others, inventions, discoveries, improvements, know-how, computer programs, or other technical, manufacturing, marketing, customer, and/or financial data and information ("Confidential Information"). Such Confidential Information constitutes valuable, special, and proprietary property of the Company, its Affiliates and/or other entities doing business with the Company. In consideration of such access to Confidential Information, Employee will not during the term of his employment by the Company or at all times after the termination of his employment by the Company, make any use of, or disclose any of such Confidential Information to any person or firm, corporation, association, or other entity for any reason or purpose whatsoever, except as specifically allowed in writing by an authorized representative of the Company or, while Employee is employed by the Company, in furtherance of the Company's business. Employee recognizes, agrees and represents that the Company would not permit Employee to access the Company's Confidential Information or provide any specialized training unless Employee agrees to the restrictions contained herein, and that the Company is relying on the agreements of Employee contained in this Agreement in permitting Employee access to the Confidential Information. Employee represents that being permitted to access the Confidential Information, the specialized training and the compensation described in this Agreement constitutes significant and valuable consideration for his agreements hereunder.

      (b) All Confidential Information developed, created or maintained by the Employee, alone or with others while employed by the Company, and all Confidential Information maintained by the Employee thereafter, shall remain at all times the exclusive property of the Company. The Employee shall return to the Company all Confidential Information, and reproductions thereof, whether prepared by him or others, that are in his possession immediately upon request and in any event upon the completion of his employment with the Company.

    9.  Non-Hiring and Non-Solicitation Covenants.  During the period commencing on the date hereof and ending one (1) year after the effective date of termination of the Employee's employment with the Company (the "Non-Solicitation Period"), Employee shall not, directly or indirectly, hire or retain, or offer to hire or retain, as director, officer, employer, employee, partner, consultant, independent contractor or otherwise, any person or entity who at the time of the solicitation or offer by Employee, or within 180 days prior thereto, was employed or was engaged as a consultant or independent contractor or otherwise by the Company or any Affiliate thereof, or solicit or encourage any person or entity to terminate his, her or its position with the Company or any Affiliate thereof unless the Company or such Affiliate gives such person or entity its prior written consent to such employment, retention or offer of employment or retention. In addition, except on behalf of the Company or its Affiliates, during the Non-Solicitation, Period Employee shall not, directly or indirectly, compete for or solicit any of the business conducted by the Company or its Affiliates from any customer of the Company or its Affiliates, induce any customer of the Company or its Affiliates to patronize any other company or business organization engaged in any of the businesses conducted by the Company or its Affiliates, or request or advise any customer of the Company or its Affiliates to withdraw, curtail or cancel any such customer's business with the Company or its Affiliates.

    10.  Proprietary Information.  Employee agrees to promptly and freely disclose to the Company in writing any and all ideas, conceptions, inventions, improvements, suggestions for improvements, discoveries, formulae, processes, designs, software, hardware, circuitry, diagrams, copyrights, trade secrets, and any other proprietary, information (collectively, "Proprietary Information"), whether patentable or not, which are conceived, developed, and made or acquired by Employee, alone or jointly with others, during the period of his employment by the Company, or using the Company's time, data, facilities, and/or materials, and which are related to the products, business, or activities of the Company or its Affiliates or which Employee conceives, develops, makes, or acquires as a result of his employment by the Company, and Employee agrees to assign and hereby does assign all of his right, title, and interest therein to the Company. Whenever requested to do so by the Company, Employee will execute applications, assignments, or other instruments which the Company deems necessary to apply for and obtain letters patent or copyrights of the United States or any foreign country, to otherwise protect the Company's interest in any Proprietary Information, or to vest title to any Proprietary Information in the Company. These obligations shall continue beyond the expiration or termination of Employee's employment, regardless of the reason for such termination, with respect to any Proprietary Information conceived, developed, made, or acquired by Employee during the period of his employment and shall be binding upon Employee's assigns, executors, administrators, and other legal representatives.

    11.  Conflicts of Interest.  In keeping with Employee's fiduciary duties to the Company, Employee agrees that while employed by the Company he will not, acting alone or in conjunction with others, directly or indirectly, become involved in a conflict of interest or, upon discovery thereof, allow a conflict of interest to continue. Moreover, Employee agrees that he will immediately disclose to the Executive Officers or the Board any facts which might involve any reasonable possibility of a conflict of interest. It is agreed that any direct or indirect interest in, connection with, or benefit from any outside activities, where such interest might in any way adversely affect the Company or its Affiliates, involves a possible conflict of interest. Circumstances in which a conflict of interest on the part of Employee might arise, and which must be reported immediately by Employee to the Executive Officers or the Board, include, but are not limited to, the following: (a) ownership of a material interest in any supplier, contractor, subcontractor, customer, or other entity with which the Company or any of its Affiliates does business; (b) acting in any capacity, including director, officer, partner, consultant, employee, distributor, agent, or the like, for a supplier, contractor, subcontractor, customer, or other entity with which the Company or any of its Affiliates does business; (c) accepting, directly or indirectly, payment, service, or loans from a supplier, contractor, subcontractor, customer, or other entity with which the Company or any of its Affiliates does business, including, but not limited to, gifts, trips, entertainment, or other favors of more than a nominal value; (d) misuse of any information or facilities of the Company or any of its Affiliates to which Employee has access in a manner which will be detrimental to the Company's or its Affiliates' interest, such as utilization for Employee's own benefit of know-how, inventions, or information developed through business activities of the Company or its Affiliates; and (e) appropriation of a Corporate Opportunity, as defined in Section 12 of this Agreement.

    12.  Corporate Opportunities.  Employee acknowledges that during the course of his employment by the Company he may be offered or become aware of business or investment opportunities in which the Company or its Affiliates may or might have an interest (a "Corporate Opportunity") and that applicable law requires that Employee advise the Company of any such Corporate Opportunities before acting upon them. Accordingly, Employee agrees that (a) to the extent required by applicable law, he will disclose to the Executive Officers or the Board any Corporate Opportunity offered to Employee or of which Employee becomes aware, and (b) he will not act upon any such Corporate Opportunity for his own benefit or for the benefit of any person or entity other than the Company without first obtaining the consent or approval of the Executive Officers or the Board (whose consent or approval may be granted or denied in their sole discretion).

    13.  Miscellaneous.

      13.1  Governing Law.  This Agreement shall be construed, interpreted and the rights of the parties determined in accordance with the laws of the State of Texas, as applied to contracts made and performed within the State of Texas, without regard to principles of conflicts of law.

      13.2  Forum Selection and Venue.  The Company and Employee hereby irrevocably submit to the exclusive jurisdiction of the courts of the State of Texas and the federal courts of the United States of America located in Houston, Harris County, Texas in respect of the interpretation and enforcement of the provisions of this Agreement and hereby waive, and agree not to assert, as a defense in any action, suit, or proceeding for the interpretation or enforcement of this Agreement, that it is not subject thereto or that such action, suit, or proceeding may not be brought or is not maintainable in said courts or that the venue thereof may not be appropriate or that this Agreement may not be enforced in or by said courts, and the parties hereto irrevocably agree that all claims with respect to such action or proceeding shall be heard and determined in such a Texas state or federal court. The Company and Employee hereby consent to and grant any such court jurisdiction over the person of such parties and over the subject matter of any such dispute and agree that mailing of process or other papers in connection with any such action or proceeding in the manner provided in Section 13.4, or in such other manner as may be permitted by law, shall be valid and sufficient service thereof.

      13.3  Entirety; Amendments; Waivers.  This Agreement embodies the entire agreement between the parties and supersedes all prior agreements and understandings relating to the subject matter hereof and thereof. Employee hereby represents and warrants to the Company that there are no other oral or written understandings or agreements between Employee and the Company, the Company or any Affiliate thereof. This Agreement may be amended or modified only in a writing executed by Employee and the Company. No waiver of any of the provisions of this Agreement shall be deemed or shall constitute a continuing waiver unless otherwise expressly provided.

      13.4  Notices.  All notices, requests, demands and other communications hereunder shall be in writing and shall be deemed to have been duly given or made as follows: (a) if sent by registered or certified mail in the United States return receipt requested, upon receipt; (b) if sent by nationally recognized overnight air courier (such as DHL or Federal Express), one business day after timely prepaid delivery to the courier; (c) if sent by facsimile transmission, with a copy mailed on the same day in the manner provided in (a) or (b) above, when transmitted and receipt is confirmed by telephone; or (d) if otherwise actually personally delivered, when delivered, and shall be delivered as follows (or to such other address as any party shall provide by like notice to the other parties hereto):

Employee:	Raymond M. Gibbons 2510 Stephens Grant Drive Sugar Land, TX 77479
Company:	K*TEC Electronics Corporation 1111 Gillingham Lane Sugar Land, Texas 77478 Attention: Chairman Telecopy: (281) 243-5800
and
Kent Electronics Corporation 7433 Harwin Drive Houston, Texas 77036-2015 Attention: Chief Financial Officer Telecopy: (281) 243-5800

      13.5  Attorney's Fees.  In the event that either party is required to obtain the services of an attorney in order to enforce any right or obligation hereunder, the prevailing party shall be entitled to recover reasonable attorney's fees and court costs from the other party.

      13.6  Assignability; Binding Nature.  Neither this Agreement nor any right, duty, obligation, or interest hereunder may be assigned or delegated by one party hereto without the prior written consent of the other party hereto. This Agreement is binding upon, and shall inure to the benefit of the Company and Employee and their respective successors, permitted assigns, and representatives. Notwithstanding anything to the contrary herein, the rights and obligations of the Company hereunder may be assigned by the Company to any Affiliate of the Company or any entity that succeeds to all or any material portion of the assets of the Company or such Affiliate through merger, consolidation, liquidation, acquisition of assets, or otherwise, and upon any such assignment the Company shall not be relieved of its obligations hereunder.

      13.7  Headings.  The headings of paragraphs contained in this Agreement are for convenience only and shall not be deemed to control or affect the meaning or construction of any provision of this Agreement.

      13.8  Severability.  If any provision of this Agreement is inoperative or unenforceable for any reason, such circumstance shall not have the effect of rendering the provision in question inoperative or unenforceable in any other case or circumstance, or of rendering any other provision or provisions herein contained invalid, inoperative, or unenforceable to any extent whatsoever. The invalidity of any one or more phrases, sentences, clauses, paragraphs, or subparagraphs of this Agreement shall not affect the remaining portions of this Agreement. If any covenant set forth in this Agreement is determined by any court to be unenforceable by reason of its extending for too great a period of time or over too great a geographic area, or by reason of its being too extensive in any other respect, such covenant shall be interpreted to extend only for the longest period of time and over the greatest geographic area, and to otherwise have the broadest application, as shall be enforceable. Without limiting the foregoing, the covenants contained herein shall be construed as separate covenants, covering their respective subject matters, with respect to each of the separate cities, counties and states of the United States, and each other country and political subdivision thereof, in which the Company or any of its Affiliates transacts any business.

      13.9  Injunctive Relief.  Employee agrees that (a) the provisions of Sections 8, 9, 10, 11, and 12 are reasonable and necessary to protect the legitimate interests of the Company, and (b) any violation of Section 8, 9, 10, 11 or 12 will result in irreparable injury to the Company, the exact amount of which will be difficult to ascertain, and that the remedies at law for any such violation would not be reasonable or adequate compensation to the Company for such a violation. Accordingly, Employee agrees that if he violates the provisions of Section 8, 9, 10, 11, or 12, the Company shall be entitled to specific performance and injunctive relief to the extent permitted by law, without posting bond or other security, and without the necessity of proving actual damages, in addition to any other remedy which may be available at law or in equity. Employee shall be entitled to seek a declaratory judgment regarding any conduct or enterprise to determine whether or not such conduct or violation is violative of the terms of this Agreement; provided however, that no suit shall be filed until Employee has given the Company at least 15 days to respond to Employee's written request for permission to undertake certain requested acts.

      13.10  Survival of Terms.  The terms and agreements set forth in Sections 8, 9, and 10 shall survive the expiration of the term or termination of Employee's services under this Agreement regardless of the reason.

      13.11  Counterparts.  This Agreement may be executed in one or more counterparts, each of which will be deemed an original and all of which together shall constitute one and the same instrument.

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    IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the Effective Date set forth above.

K*TEC ELECTRONICS CORPORATION
By:	/s/ LARRY D. OLSON Larry D. Olson President
EMPLOYEE
/s/ RAYMOND M. GIBBONS